Exhibit 10.2

LIMITED WAIVER – SEPARATION AGREEMENT

This Limited Waiver – Separation Agreement (the “Waiver”) is made as of April 9, 2020 between Leggett & Platt, Incorporated (the “Company”) and Jeffrey L. Tate (the “Executive”).

RECITALS

On August 6, 2019, the Executive and the Company entered into a Separation Agreement (the “Agreement”) concerning the Executive’s appointment as Chief Financial Officer of the Company. Capitalized terms in this Waiver shall have the meaning ascribed in the Agreement.

Section 1.3 of the Agreement provides that Executive may terminate his employment for Good Reason following a reduction in the Executive’s base salary as in effect on the Start Date. Section 2 of the Agreement entitles Executive to certain Termination Benefits in the event the Executive terminates his employment for Good Reason.

The Company is considering a variety of cost-cutting measures in response to the economic downturn and uncertainty caused by the COVID-19 pandemic, including potential reductions to certain senior executives’ compensation. A reduction in base salary not to exceed 50% for a duration not to exceed December 31, 2020 shall be called an “Approved Reduction.”

The Executive agrees that such measures are appropriate and wishes to waive certain of his rights under the Agreement in connection with an Approved Reduction.

NOW, THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

1.    Limited Waiver. The Executive hereby waives his rights (i) to terminate his employment for Good Reason under Section 1.3 of the Agreement and (ii) to receive Termination Benefits under Section 2 of the Agreement in connection with an Approved Reduction. Executive’s waiver of the foregoing rights is conditioned upon (i) such adjustments being approved by the Company’s Compensation Committee, (ii) such adjustments not exceeding (on a percentage basis) the adjustments made to the Chief Operating Officer’s compensation, and (iii) the duration of such adjustments not extending beyond the duration of the adjustments made to the Chief Operating Officer’s compensation.

2.    Continuing Agreement. Except as provided in Section 1 of this Waiver, no provisions of the Agreement have been modified, waived or discharged.

IN WITNESS WHEREOF, this Waiver has been signed as of the date first written above.

EXECUTIVE:		LEGGETT & PLATT, INCORPORATED

/s/ JEFFREY L. TATE	By:	/s/ SCOTT S. DOUGLAS
Jeffrey L. Tate	Name:	Scott S. Douglas
	Title:	SVP - General Counsel & Secretary